New Age Alpha Trust

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of this 3rd day of December, 2020 by and between New Age Alpha Trust (the “Trust”), a Delaware statutory trust, and NEW AGE ALPHA ADVISORS, LLC, a Delaware limited liability company with its principal place of business at 555 Theodore Fremd Avenue, Suite A-101, Rye, NY 10580 (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice; and

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”), as such Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.  The Adviser’s Services.

(a)  Discretionary Investment Management Services.  The Adviser shall act as investment adviser with respect to the Funds.  In such capacity, the Adviser shall, subject to the supervision of the Board, regularly provide the Funds with investment research, advice and supervision and shall furnish continuously an investment program for the Funds, consistent with the respective investment objectives and policies of each Fund.  The Adviser shall determine, from time to time, what securities shall be purchased for the Funds, what securities shall be held or sold by the Funds and what portion of the Funds’ assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and its registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the U.S. Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies and restrictions of the Funds, as each of the same shall be from time to time in effect.  To carry out such obligations, the Adviser shall exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds themselves might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to control the overall management of a Fund.

(b)  Selection of Sub-Adviser(s). The Adviser shall have the authority hereunder to select and retain sub-advisers, including an affiliated person (as defined under the 1940 Act) of the Adviser (each a “Sub-Adviser”), for each of the Funds referenced in Schedule A to perform some or all of

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the services for which the Adviser is responsible pursuant to this Agreement.  The Adviser shall supervise the activities of the sub-adviser(s), and the retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement. Any such sub-adviser shall be registered and in good standing with the Commission and capable of performing its sub-advisory duties pursuant to a sub-advisory agreement approved by the Trust’s Board of Trustees and, except as otherwise permitted by the 1940 Act or by rule or regulation, a vote of a majority of the outstanding voting securities of the applicable Fund.  The Adviser will compensate the sub-adviser for its services to the Funds.

(c)  Compliance.  The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser.  In accordance with Rule 206(4)-7 under the Advisers Act, the Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act. In addition, the Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Adviser. The Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Adviser.  In selecting each Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code.  The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(d)  Proxy Voting.  The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser.  So long as proxy voting authority for a Fund has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities.  The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust.  The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law.  Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.  The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s Sub-Adviser(s) or to a third-party.

(e)  Recordkeeping.  The Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or its Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian or transfer agent appointed by the Funds) relating to its

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responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Funds’ Books and Records”).  The Funds’ Books and Records shall be available to the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement and shall be available without delay during any day the Trust is open for business.

(f)  Holdings Information and Pricing.  The Adviser shall provide regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Trust and its Board from time to time with whatever information the Adviser believes is appropriate for this purpose.  The Adviser agrees to immediately notify the Trust if the Adviser reasonably believes that the value of any security held by a Fund may not reflect its fair value. The Adviser agrees to provide any pricing information of which the Adviser is aware to the Trust, its Board and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board.

(g)  Cooperation with Agents of the Trust.  The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

2.  Code of Ethics.  The Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Trust.  The Adviser shall ensure that its Access Persons (as defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time.  Upon request, the Adviser shall provide the Trust with a (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics.  Annually, the Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Adviser’s Code of Ethics to the Trust.  The Adviser shall respond to requests for information from the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Adviser.  The Adviser shall immediately notify the Trust of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

3.  Information and Reporting.  The Adviser shall provide the Trust and its respective officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request.

(a)  Notification of Breach / Compliance Reports.  The Adviser shall notify the Trust immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Adviser’s policies, guidelines or procedures.  In addition, the Adviser shall provide a quarterly report regarding each Fund’s compliance with its investment objectives and policies, applicable law, including, but not limited to the 1940 Act and Subchapter M of the Code, as applicable, and the Fund’s policies, guidelines or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach.  Upon request, the Adviser shall also provide the officers of

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the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.  The Adviser agrees to provide the Trust and its agents with reasonable access, during normal business hours, to the Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Adviser. The Adviser will promptly notify the Trust in the event (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws or (ii) an actual change in control of the Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(b)  Board and Filings Information.  The Adviser will also provide the Trust with any information reasonably requested regarding its management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or Prospectus supplement to be filed by the Trust with the Commission.  The Adviser will make its officers and employees available to meet with the Board from time to time on due notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)  Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or its designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust may, in its sole discretion, determine to be appropriate.  The provision of such information by the Adviser to the Trust or its designated agent in no way relieves the Adviser of its own responsibilities under this Agreement.

4. Brokerage.

(a)  Principal Transactions.  In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)  Placement of Orders.  The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for a Fund’s account with brokers or dealers selected by the Adviser.  In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for each Fund the most favorable execution and net price available under the circumstances.  It is also understood that it is desirable for the Funds that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers, consistent with section 28(e) of the 1934 Act and any Commission staff interpretations thereof.  Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for a Fund with such brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Adviser in connection with its or its affiliates’ services to other clients.

(c)  Aggregated Transactions.  On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased.  In such event, the Adviser will allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers

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to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

(d)  Affiliated Brokers.  The Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to:  (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Prospectus and SAI; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law.  These brokerage services are not within the scope of the duties of the Adviser under this Agreement.  Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from a Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5.  Custody.  The Adviser will not serve as a custodian of Fund assets. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of a Fund.

6.  Allocation of Charges and Expenses.  The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement. The Adviser may enter into an agreement with the Funds to limit the operating expenses of the Fund. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to pay some or all expenses incurred, to one or more third parties, including but not limited to, Sub-Advisers.

7.  Representations, Warranties and Covenants.

(a)  Properly Registered.  The Adviser is registered as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of the Adviser, there is no proceeding or investigation that is reasonably likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement.  The Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company.  The Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(b)  ADV Disclosure.  The Adviser has provided the Trust with a copy of its Form ADV as most recently filed with the Commission and will, promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendments to the Trust.  The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c)  Fund Disclosure Documents.  The Adviser has reviewed and will in the future review, the Registration Statement, and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the Commission and any marketing material of a Fund (collectively the “Disclosure Documents”) and represents and warrants that with respect to disclosure about the Adviser, the manner in which the Adviser manages the Fund or information relating directly or indirectly to the Adviser, such Disclosure Documents contain or will contain, as of the date

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thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(d)  Use Of The Name “New Age Alpha.”  The Adviser has the right to use the name “New Age Alpha” in connection with its services to the Trust and that, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “New Age Alpha” in connection with the Adviser’s management of the Funds.  The Adviser is not aware of any threatened or existing actions, claims, litigation or proceedings that would adversely affect or prejudice the rights of the Adviser or the Trust to use the name “New Age Alpha.”

(e)  Insurance.  The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies.  Furthermore, the Adviser shall upon reasonable request provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(f)  No Detrimental Agreement. The Adviser represents and warrants that it has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to its selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)  Conflicts.  The Adviser shall act honestly, in good faith and in the best interests of the Trust including requiring any of its personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Funds, consistent with its fiduciary duties under applicable law.

(h)  Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether or not specifically referenced in such report.

8.  The Name “New Age Alpha.”  The Adviser grants to the Trust a sublicense to use the name “New Age Alpha” (the “Name”) as part of the name of any Fund.  The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of any Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name.  The Trust shall (1) only use the Name in a manner consistent with uses approved by the Adviser; (2) use its best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser may from time to time promulgate.  At the request of the Adviser, the Trust will (a) submit to Adviser representative samples of any promotional materials using the Name; and (b) change the name of any Fund within three months of its receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of any Fund; provided, however, that the Trust may continue to use beyond such date any supplies of Prospectuses, marketing materials and similar documents that the Trust had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund.

9.  Adviser’s Compensation.  The Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof.  Such fee shall be computed daily and paid not less than quarterly in arrears by the Funds.

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The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s Prospectus.  In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Adviser may, in its sole discretion and from time to time, waive a portion of its fee.

The Adviser has applied for No-Action relief (the “No-Action Request Letter”) from the SEC requesting the assurance of the SEC staff of the SEC’s Division of Investment Management (the “Staff”) that the Staff will not recommend enforcement action to the SEC under Section 205(a)(1) under the Investment Advisers Act of 1940 against the Adviser if the Adviser offers an advisory fee rebate under the conditions outlined in the No-Action Request Letter to the Funds (the “Proposed Fee Rebate”). If the No-Action Relief is granted by the Staff, the Trust and the Adviser agree that the Adviser will rebate investment advisory fees for the Funds that experience negative performance versus an appropriate broad-based securities market index benchmark (the “Benchmark”) in each of the three (3) months of a calendar quarter. The amount of the rebate will be equal to 100% of the quarterly advisory fee paid by the relevant Fund for the calendar quarter in which the Fund experienced such negative performance as compared to its benchmark.

If the relief is granted, the Adviser will, subject to the Board’s oversight, apply the Proposed Fee Rebate to each Fund it manages for one (1) year from the launch of the Fund (or, if the No-Action Relief has not been granted prior to the launch date of a Fund, then one (1) year from the date the No-Action Relief is granted) (the “One Year Period”) without the need for shareholder approval. After the One Year Period, the Proposed Fee Rebate can be extended or terminated in the Adviser’s discretion without the need for shareholder approval. In the event that the No-Action Relief is granted, the Funds’ shareholders will be notified of its effectiveness. In addition, in the event that the Proposed Fee Rebate will be terminated with respect to a Fund after the One Year Period, the Adviser will provide ninety (90) days’ advance written notice to the shareholders in the Fund. The use of the Proposed Fee Rebate with respect to a Fund will be subject to certain conditions that will be set forth in the SEC’s No-Action Relief, if such Relief is granted. The SEC has not granted the Adviser’s application for No-Action Relief to allow the Proposed Fee Rebate, and there is no guarantee that such Relief will be granted.

10.  Independent Contractor.  In the performance of its duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed to be an agent of the Trust or any Fund.  If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of a Fund, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

11.  Assignment.  This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act); provided that such termination shall not relieve the Adviser of any liability incurred hereunder.

12.  Entire Agreement and Amendments.  This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.

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13.  Duration and Termination.  The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below. This Agreement shall become effective with respect to a Fund upon the latest of (i) the approval by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; (ii) the approval of this Agreement by the affirmative vote of a majority of the outstanding voting securities of the Fund; and (iii) the commencement of operations of the Fund. This Agreement shall remain in full force and effect continually thereafter with respect to a Fund, subject to renewal as provided in subparagraph (c) of this section and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a) The Trust may cause this Agreement to terminate either (i) by vote of its Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b) The Adviser may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c) This Agreement shall automatically terminate two years from the date of its effectiveness unless its renewal is specifically approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of such Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on such approval; or (ii) the affirmative vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the applicable Fund(s) and with respect to any of the assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law.  In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

14.  Certain Definitions.  For the purposes of this Agreement:

(a)  “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)  “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

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15.  Liability of the Adviser; Indemnification.  The Adviser shall not be subject to any liability for any error of judgment, or mistake of law, or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, fraud, bad faith, gross negligence, or reckless disregard of its obligations and duties on the part of the Adviser.

The Adviser shall indemnify and hold harmless the Trust and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Trust Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred by the Trust Indemnitees in any action or proceeding between the Trust Indemnitee and any third party by reason of or arising out of the Adviser’s willful misfeasance, bad faith, fraud, or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Trust shall indemnify and hold harmless the Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, “Adviser Indemnitees”) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) incurred by the Adviser Indemnitees in any action or proceeding between the Adviser Indemnitee and any third party and arising from or in connection with this Agreement provided, however, that the Trust’s obligation under this Section 15 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser Indemnitee, is caused by or is otherwise related to the Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

Federal and state securities laws may impose liabilities under certain circumstances where persons have acted in good faith, thus nothing herein shall constitute a waiver or limitation of any rights which the Trust may have under any federal or state securities laws or abridge the fiduciary duty of Adviser to act for the benefit of Trust nor any rights the Trust may have as a result of that duty.

16.  Enforceability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17.  Limitation of Liability.  The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.  The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware.  Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

18.  Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

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19.  Paragraph Headings.  The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

20.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.  Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	New Age Alpha Advisors, LLC 555 Theodore Fremd Avenue Suite A-101 Rye, NY 10580 Attention: Mike Semack, General Counsel Email: msemack@newagealpha.com
To the Trust at:	New Age Alpha Trust c/o Ultimus Fund Solutions, LLC 225 Pictoria Drive Suite 450 Cincinnati, Ohio 45246 Attention: Jesse Hallee, Secretary Email: jhallee@ultimusfundsolutions.com

22.  Confidentiality. Subject to the duty of the Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds. It is also understood that any information supplied to the Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Funds. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary and confidential information of the Adviser, and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Adviser shall maintain and enforce commercially reasonable security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions. The Adviser’s security and oversight procedures shall be reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to, the Trust’s and Funds’ records, documents and data, which safeguards are no less protective than those that the Adviser uses to protect the confidentiality and integrity of its own confidential information of like kind. If Adviser is required by law, rule, or regulation, or requested in any judicial or administrative proceeding or by any governmental or regulatory authority, to disclose the Trust’s or Funds’ records, documents and data, the

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Adviser will give the Trust prompt written notice of such request so that the Trust may seek an appropriate protective order or similar protective measure and will use reasonable efforts to obtain confidential treatment of any information so disclosed.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

NEW AGE ALPHA TRUST, on behalf of each Fund listed on Schedule A

By: __/s/ Keith D. Kemp____________
Name: Keith D. Kemp
Title: President

NEW AGE ALPHA ADVISORS, LLC

By: _/s/ Armen Arus______________
Name: Armen Arus
Title: Managing Director

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SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated December 3, 2020 between

New Age Alpha Trust

and

New Age Alpha Advisors, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily and paid not less than quarterly in arrears at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
AVDR US LargeCap Leading ETF (AVDR)	0.40%
AVDR US LargeCap ESG ETF (AVDG) AVDR Quality High Yield Corporate Bond ETF (AVDH)	0.40% 0.40%